March 25, 2026	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
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RAYMOND JAMES FINANCIAL REPORTS FEBRUARY 2026 OPERATING DATA

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) today reported selected operating data for February 2026, in an effort to provide timely information to investors about monthly developments in certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Record client assets under administration of $1.83 trillion grew 16% year-over-year primarily driven by higher equity markets and net asset inflows,” said CEO Paul Shoukry. “PCG assets in fee-based accounts increased 2% over the preceding month supported by robust advisor recruiting. Clients’ domestic cash sweep and Enhanced Savings Program balances of $54.6 billion decreased 1% sequentially. The investment banking pipelines and client activity levels remain strong, but the timing of closings continues to impact our revenues. Investment banking revenues for the first two months of the current quarter are up approximately 5% from the first two months of the prior-year comparable period.”

Operating Data

	As of			% change from
$ in billions	February 28, 2026	February 28, 2025	January 31, 2026	February 28, 2025	January 31, 2026
Client assets under administration	$1,828.4	$1,579.2	$1,803.8	16%	1%
Private Client Group assets under administration	$1,764.0	$1,517.9	$1,739.6	16%	1%
Private Client Group assets in fee-based accounts	$1,083.4	$896.7	$1,062.4	21%	2%
Financial assets under management	$292.5	$251.1	$286.4	16%	2%

Bank loans, net	$54.0	$47.6	$53.8	13%	—%

Clients’ domestic cash sweep and Enhanced Savings Program balances	$54.6	$56.6	$55.0	(4)%	(1)%

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. Total client assets are $1.83 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.